Exhibit 99.1

                Gouverneur Bancorp Announces Fiscal 2007 Results

Gouverneur, NY, November 15, 2007 - Richard F. Bennett, President and Chief Executive Officer of Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), announced today results for its fiscal year ended September 30, 2007.

Net income for the fiscal year ended September 30, 2007 decreased 27.5 % to $942,000, or $0.41 per diluted share, compared to $1,300,000, or $0.57 per diluted share, in fiscal 2006. The return on average assets and average equity decreased to 0.71% and 4.65%, respectively, for the year ended September 30, 2007 from 1.04% and 6.76%, respectively, for the year ended September 30, 2006. Total assets grew by $2.5 million, or 1.9%, from $130.1 million at September 30, 2006 to $132.6 million at September 30, 2007, while net loans increased $0.5 million, or 0.5%, from $105.6 million to $106.1 million over the same period.

Commenting on the results for the year, Mr. Bennett said, "Last year's net income was aided by a non-taxable life insurance death benefit of $275,000 following the passing of one of our directors. If we exclude that income from last year's net income, this year's results were only 8.1% below last year. For the first nine months of the 2007 fiscal year, net interest income was $71,000 less than last year because interest expense on deposits and borrowings increased more than interest income on loans and investments. However, over the last three months of fiscal 2007 net interest income increased by $12,000 over the same period of the 2006 fiscal year, as net interest income ended the year $59,000 less than a year ago. Margins are still narrowing, but it appears that we may be near the bottom. Recent moves by the Federal Reserve to lower short-term rates should improve margins going forward. However, there is no guarantee that rates will be reduced further as concerns over inflation still exist."

In fiscal 2007, interest income increased $606,000, or 8.1%, from $7,474,000 to $8,080,000, while interest expense increased $665,000, or 20.7%, from $3,207,000 to $3,872,000.

Non-interest income decreased $228,000 from $974,000 in fiscal year 2006 to $746,000 in fiscal 2007. Increases in service charges, ATM fees and income on investment in life insurance by $23,000, $12,000 and $15,000 respectively helped to reduce the effect of the $275,000 decrease in death benefit income.

Net loans grew only $0.5 million in fiscal 2007 as compared to $8.9 million in fiscal 2006. That reduction in loan growth allowed us to reduce the provision for loan losses by $85,000 for the 2007 fiscal year to $15,000 from $100,000 for the 2006 fiscal year.

Non-performing loans were $674,000 at September 30, 2007, compared to $680,000 at September 30, 2006. Net charge-offs were $52,000 for the year ended September 30, 2007. The allowance for loan losses was $911,000, or 0.86% of total loans outstanding at September 30, 2007 as compared to $948,000, or 0.90% at September 30, 2006.

The components of non-interest expense are presented in the following table:

                                                     For the year ended
                                                        September 30,
                                                 ----------------------------
                                                     2007            2006
                                                 ------------    ------------
                                                        (In thousands)

Salaries and employee benefits                   $      1,795    $      1,731
Directors' fees                                           205             179
Building, occupancy and equipment                         499             430
Advertising                                                66              53
Other operating expense                                   913             848
                                                 ------------    ------------
     Non interest expense                        $      3,478    $      3,241
                                                 ============    ============

Salaries and employee benefits expense increased by $64,000 in fiscal 2007 mainly due to performance increases to employees and increased costs for health insurance. The increase in directors' fees resulted from earnings on deferred director fees, which is offset by an increase in other income.

Deposits increased $3.7 million, or 5.1%, to $76.2 million at September 30, 2007 from $72.5 million at September 30, 2006 including a decrease of $0.3 million in brokered deposits from $4.0 million last year to $3.7 million this year. Securities sold under agreements to repurchase with the Federal Home Loan Bank of New York ("FHLB") were $6.0 million at September 30, 2007 and 2006, while advances from the FHLB decreased from $29.3 million to $27.2 million, a decrease of $2.1 million or 7.2%, over the same period.

Shareholders' equity was $20.4 million at September 30, 2007, representing an increase of 2.5% over the September 30, 2006 balance of $19.9 million. The Company's book value was $8.88 per common share based on 2,300,059 shares issued and outstanding at September 30, 2007 versus $8.66 on 2,292,084 shares issued and outstanding on September 30, 2006. The Company paid cash dividends totaling $0.32 per share to all public holders of our stock, while Cambray Mutual Holding Company, our majority shareholder, waived its right to receive dividends during the fiscal year ending September 30, 2007.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.